FORM OF SUB-ADVISORY AGREEMENT
THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made as of [________], 2022, by and between Hennessy Advisors, Inc., a California corporation (the “Adviser”), and Vident Investment Advisory, LLC, a Delaware limited liability company (the “Sub‑Adviser”).
RECITALS
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
WHEREAS, the Adviser has entered into an investment advisory agreement, dated as of [________], 2022 (the “Advisory Agreement”), with Hennessy Funds Trust (the “Trust”), a Delaware statutory trust that is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;
WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory and other services to the fund(s) specified in Schedule A hereto, as amended from time to time, each a series of the Trust (each a “Fund” and together, the “Funds”), in the manner and on the terms hereinafter set forth;
WHEREAS, the Adviser has the authority, subject to the approval of the Trustees of the Trust (the “Trustees”), and, if required under the Investment Company Act, shareholders of a Fund, to select one or more sub-advisers for each Fund; and
WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and mutual covenants contained hereinafter contained, the Adviser and the Sub-Adviser, intending to be legally bound hereby, agree as follows:
1.	APPOINTMENT OF THE SUB-ADVISER
The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for each Fund, subject to the oversight of the Trust’s Board of Trustees (the “Board”), for the period and on the terms and conditions set forth in this Agreement.  The Sub-Adviser shall be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT
A. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.
B. The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). The Sub-Adviser will not have custody of any securities, cash, or other assets of any Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of the Sub-Adviser. The custodian will be responsible for the custody, receipt, and delivery of securities and other assets of each Fund, and the Sub-Adviser shall have no authority responsibility or obligation with respect to the custody receipt or delivery of securities or other assets of any Fund. The Fund shall be responsible for all custodial arrangements, including the payment of all fees and charges to the custodian.
3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST
A. As an investment adviser to each Fund, the Sub-Adviser shall manage the securities and other assets of a Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the terms of this Agreement and the Fund’s Prospectus and the Fund’s Statement of Additional Information (the “SAI”) (as each may be updated or amended, from time to time) and subject to the direction, supervision, and control of the Adviser and the Board.
B. As part of the services it will provide hereunder, the Sub-Adviser shall:
(i)	Determine from time to time what Assets shall be purchased, retained or sold by the Funds and what portion of the Assets will be invested or held uninvested in cash as is permissible;
(ii)
Keep the Board and the Adviser fully informed in writing on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the investment and reinvestment of the Assets of each Fund, the Sub-Adviser and its key personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Board and the Sub-Adviser will attend meetings with the Adviser and the Board, as reasonably requested, to discuss the foregoing; and

(iii)
Cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, custodian and foreign custodians, transfer agent and pricing agents and all other agents and representatives of the Trust and the Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C. The Sub-Adviser may place orders for the execution of transactions with or through such brokers, dealers or banks as the Sub-Adviser may select subject to the conditions set forth herein.  The Sub-Adviser is directed at all times to seek to execute transactions on behalf of each Fund (i) in accordance with any written policies or procedures that may be established by the Board or the Adviser from time to time and which have been provided to the Sub-Adviser or (ii) as described in the Fund’s Prospectus and SAI. When determining the Assets to be purchased or sold by the Funds, the Sub-Adviser shall use its best efforts to obtain for a Fund “best execution,” considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.  Subject to Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any policies and procedures approved by the Board, and other applicable law, the Sub-Adviser may cause each Fund to pay commissions for effecting a portfolio transaction in excess of the amount of commissions another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Fund or its other advisory clients. The Sub-Adviser will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility, and responsiveness to the Sub-Adviser (the determinative factor is not the lowest possible commission cost, but whether the transaction represents the best qualitative execution for a Fund). The Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in a Fund with similar orders being made simultaneously for other portfolios managed by the Sub-Adviser if, in the Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund. The Adviser understands and agrees that when such aggregation does occur the actual prices obtained will be averaged and the applicable Fund will be deemed to have purchased or sold its proportionate share of the securities involved at such average price. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the Investment Company Act) of the Sub-Adviser or the Adviser without the prior approval of the Adviser. The Adviser shall provide the Sub-Adviser with a list of brokers or dealers that are affiliated persons of the Adviser.

D. The Adviser understands and agrees and has advised the Board that the Sub-Adviser performs investment management services for various clients and may take action with respect to any of its other clients that may differ from action taken or from the timing or nature of action taken by the Sub-Adviser for a particular Fund.  The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have similar investment objectives (and will hold the same investments) as the Funds, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.
E. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of each Fund’s Prospectus and SAI, the Trust Instrument of the Trust and Bylaws and other relevant policies and procedures adopted by the Board. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications, or supplements to the foregoing documents and the Sub-Adviser will not need to comply until a copy has been provided to the Sub-Adviser. Prior to the commencement of operations, the Sub-Adviser will provide the Adviser with copies of the Sub-Adviser’s current policies and procedures that relate to the Sub-Adviser’s duties described in this Agreement adopted in accordance with Rule 206(4)‑7 under the Advisers Act. The Sub-Adviser’s Chief Compliance Officer shall provide to the Adviser’s Chief Compliance Officer or his or her delegate the following:

(i)	A report of any material changes to the Sub-Adviser’s policies and procedures described in Section 3(E) above on a quarterly basis;
(ii)
A report of any “material compliance matters,” as defined by Rule 38a‑1 under the Investment Company Act, that have occurred in connection with the Sub-Adviser’s policies and procedures on a quarterly basis;

(iii)
a summary of the Sub-Adviser’s Chief Compliance Officer’s report identifying the material compliance matters relevant to the Funds with respect to the annual review of the Sub-Adviser’s policies and procedures pursuant to Rule 206(4)‑7 under the Advisers Act; and

(iv)
An annual certification regarding the Sub-Adviser’s compliance with Rule 206(4)‑7 under the Advisers Act and Section 38a‑1 of the Investment Company Act, as well as the foregoing sub paragraphs (i) through (iii).

F. The Sub-Adviser will maintain and preserve all accounts, books, and records with respect to the Assets of each Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the Advisers Act and the rules thereunder and shall file with the Securities and Exchange Commission (“SEC”) all forms pursuant to Sections 13(d), 13(f), and 13(g) of the Exchange Act, with respect to its duties as are set forth herein. The Sub-Adviser agrees that all records it maintains on behalf of the Assets are property of the applicable Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Sub-Adviser shall retain a copy of such records.
G. The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Sub-Adviser to perform its duties under this Agreement, administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.
H. The Sub-Adviser shall reasonably cooperate with the Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, a Fund or the Adviser brought by any governmental or regulatory authorities.
I. In the performance of its duties under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Funds or sub-adviser to a portfolio that is under common control with the Funds concerning the Assets, except as permitted by the policies and procedures of the Funds. The Sub-Adviser shall not provide investment advice to any assets of the Funds other than the Assets which it sub-advises.

J. The Sub-Adviser will not be responsible for proxy voting or any corporate actions relating to the Assets, including administrative filings, such as proofs or claims in class actions.
K. The fair valuation of securities in a Fund may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Fund’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the Assets, as necessary and reasonably requested by the Adviser or its agent, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.
4.	COMPENSATION OF THE SUB-ADVISER
As compensation for providing services in accordance with this Agreement, the Adviser will pay the Sub-Adviser a sub-advisory fee at the rate set forth in Schedule A, calculated based on the average daily net assets under the Sub-Adviser’s management with respect to the Fund and payable monthly. The Adviser and the Sub-Adviser agree that all fees shall become due and owing to the Sub-Adviser promptly after the termination date of the Sub-Adviser with respect to any Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date. Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC interpretation), the Sub-Adviser may, in its discretion and from time to time, waive all or any portion of its sub-advisory fee.
5.	REPRESENTATIONS OF THE ADVISER
The Adviser represents, warrants, and agrees that:
A. The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of services with respect to the Fund and the investment and reinvestment of the Assets of the Fund as contemplated hereby.
B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j‑1 under the Investment Company Act and will provide Sub-Adviser with a copy of such code of ethics.
C. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the Investment Company Act, the Advisers Act, or other law, regulation, or order from performing the services contemplated by this Agreement, (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

D. The Adviser consents to each Fund being treated as an exempt account under Rule 4.5 of the U.S. Commodity Futures Trading Commission (the “CFTC”);
E. The Adviser is not registered with the National Futures Association as a commodity pool operator or commodity trading adviser because it does not engage in any activities requiring such registration;
F. The execution, delivery and performance by the Adviser and the Funds of this Agreement have been duly authorized by all necessary action on the part of the Adviser and the Board (including full authority to bind the Funds to the terms of this Agreement); and
G. The Adviser will promptly notify the Sub-Adviser if any of the above representations in this Section are no longer true and accurate.

6.	REPRESENTATIONS OF THE SUB-ADVISER
The Sub-Adviser represents, warrants, and agrees as follows:
A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation, or order from performing the services contemplated by this Agreement, (iii) to the best of its knowledge, has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify each Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s).
B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j‑1 under the Investment Company Act and Rule 204A‑1 under the Advisers Act and will provide the Adviser with a copy of such code of ethics.
C. The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV Part 1, which as of the date of this Agreement is its Form ADV most recently filed with the SEC, and its Form ADV Part 2 and will promptly furnish a copy of all amendments to the Trust and the Adviser at least annually.
D. The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage as determined by the Sub-Adviser.
E. The Sub-Adviser will promptly notify the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes to key personnel who are either portfolio managers of the Fund(s) or senior management of the Sub-Adviser, in each case prior to such change to the extent practicable. The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change of control.

F. The Sub-Adviser shall promptly notify the Adviser of:  (i) any change in its governing documents, which if implemented would mean that it would be unable to perform its obligations hereunder; or (ii) its knowledge that any of the warranties or representations given in this Agreement is incorrect or would be incorrect if given at the time concerned.
G. The Sub-Adviser will, to the extent required under applicable regulatory requirements, disclose to the Adviser (i) any financial condition that is likely to materially impair its ability to meet its contractual commitments hereunder; or (ii) any legal or disciplinary event that is material to an evaluation of the Sub-Adviser’s ability to meet its contractual commitments hereunder.
H. The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which the Sub-Adviser or any of its affiliates are a party.
7.	NON-EXCLUSIVITY
The services of the Sub-Adviser to the Adviser, the Funds, and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.
8.	SUPPLEMENTAL ARRANGEMENTS
The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder; provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under this Agreement.
9.	DURATION OF AGREEMENT
This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect with respect to a Fund unless it has first been approved (i) by a vote of a majority of those Trustees of the Board who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required, by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund or as permitted by Rule 2a‑6 of the Investment Company Act. This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Trustees; provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person (or in another manner permitted by the Investment Company Act or pursuant to exemptive relief therefrom) at a meeting called for the purpose of voting on such approval.

10.	TERMINATION OF AGREEMENT
This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by a vote of the majority of the Board, by the vote of a majority of the outstanding voting securities of such Fund, or by the Adviser on 60 days’ prior written notice to the Sub-Adviser, and to the Adviser as appropriate. In addition, this Agreement may be terminated with respect to any Fund by the Sub-Adviser upon 60 days’ prior written notice to the Adviser. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event this Agreement is assigned (as defined in the Investment Company Act), or (ii) in the event the investment advisory agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or is automatically terminated for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the breaching party cures such breach to the reasonable satisfaction of the party alleging the breach within 30 days after written notice. Any “assignment” (as that term is defined in the Investment Company Act) of this Agreement will result in automatic termination of this Agreement.
11.	AMENDMENTS
This Agreement may be amended by the parties with respect to any Fund only by written agreement signed by the Adviser and the Sub-Adviser, including with respect to the addition of Funds to Schedule A.  It is understood that as required by applicable law, certain amendments to this Agreement may only be made if such amendment is specifically approved by the vote of the outstanding securities of the affected Fund and by the vote of a majority of the Independent Trustees cast in person (or in another manner permitted by the Investment Company Act or pursuant to exemptive relief therefrom) at a meeting called for the purpose of voting on such approval.
12.	ASSIGNMENT
The Sub-Adviser shall not assign this Agreement. Any assignment (as that term is defined in the Investment Company Act) of this Agreement shall result in the automatic termination of this Agreement, as provided in Section 10 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of such the Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.
13.	ENTIRE AGREEMENT
This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

14.	HEADINGS
The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
15.	NOTICES
All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.
If to the Sub-Adviser:
Vident Investment Advisory, LLC
Attention: Amrita Nandakumar
1125 Sanctuary Parkway
Alpharetta, GA 30009
 973-915-3175 (telephone)
anandakumar@videntinvestmentadvisory.com
If to the Adviser:
Hennessy Advisors, Inc.
Attention: Teresa M. Nilsen, President
7250 Redwood Blvd, Suite 200
Novato, CA 94945
415-899-1555 (telephone)
terry@hennessyfunds.com

With a copy to, which shall not constitute notice:

Hennessy Advisors, Inc.
Attention: Legal
7250 Redwood Blvd, Suite 200
Novato, CA 94945
415-899-1555 (telephone)
legal@hennessyfunds.com

16.	SEVERABILITY AND SURVIVAL
Should any portion of this Agreement for any reason be held to be void in law or in equity, this Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Section 17, Section 18, Section 19 and Section 21 shall survive the termination of this Agreement.

17.	GOVERNING LAW AND LANGUAGE
The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware or any of the provisions in this Agreement conflict with applicable provisions of the Investment Company Act, the latter shall control.
18.	INTERPRETATION
Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.
19.	CONFIDENTIALITY
Each party shall treat as confidential all Confidential Information (as that term is defined below) of the other and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors, and regulators who reasonably require access to such Confidential Information and shall otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents, and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.
In accordance with Regulation S‑P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.
20.	USE OF NAME
During the term of this Agreement, the Adviser shall have permission to use the Sub-Adviser’s name in the offering and marketing of any Fund subject to Sub-Adviser’s prior approval, and agree to furnish the Sub-Adviser, for its prior approval (such approval not to be unreasonably withheld), all registration statements, brochures, advertisements, promotional materials, web based information, proxy statements, shareholder reports, and other similar informational materials that are to be made available to shareholders of a Fund or to the public and that refer to the Sub-Adviser in any way. The Sub-Adviser agrees that the Adviser may request that the Sub-Adviser approve use of a certain type of marketing material.

21.	LIMITATION OF LIABILITY; INDEMNIFICATION
A.  The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agrees that obligations, if any, assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Trustees or any individual Trustee. The assets of a Fund shall be available only to satisfy the liabilities and obligations of that Fund, and not the liabilities or obligations of any other Fund. The obligations of each of the Funds under this Agreement are several and not joint, and are included together in this Agreement solely for the sake of convenience.
B. The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) from and against any loss, liability, judgment, cost or penalty (including any reasonable attorney’s fees or other related expenses) arising out of or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent resulting from the Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.
C. The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) from and against any loss, liability, judgment, cost or penalty (including any reasonable attorney’s fees or other related expenses) arising out of or in connection with this Agreement; provided, however, that the Adviser’s obligation under this Section 21 shall be reduced to the extent that the claim against, loss, liability or cost experienced by the Sub-Adviser is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.
22.	COUNTERPARTS
This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute the same instrument.
THE ADVISER, WITH RESPECT TO THE FUNDS, HAS CLAIMED AN EXCLUSION FROM THE DEFINITION OF THE TERM “COMMODITY POOL OPERATOR” IN ACCORDANCE WITH RULE 4.5 SO THAT THE ADVISER, WITH RESPECT TO THE FUNDS, IS NOT SUBJECT TO REGISTRATION OR REGULATION AS A COMMODITY POOL OPERATOR UNDER THE COMMODITY EXCHANGE ACT, AND DOES NOT ENGAGE IN ANY ACTIVITIES REQUIRING REGISTRATION AS A COMMODITY TRADING ADVISER UNDER THE COMMODITY EXCHANGE ACT.  THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC.  THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THE FUNDS’ TRADING PROGRAM, THE FUNDS’ OFFERING DOCUMENTS (OR ANY OTHER FUND DOCUMENTS) OR THIS AGREEMENT.
* * *

(Signatures on next page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.
HENNESSY ADVISORS, INC.

By:  __________________
                                                                            Teresa M. Nilsen
                                                                            President

VIDENT INVESTMENT ADVISORY, LLC

By:  ___________________
                                                                            Amrita Nandakumar
                                                                            President

SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated [•], 2022 by and among
Hennessy Advisors, Inc.
and
VIDENT INVESTMENT ADVISORY, LLC
and
Hennessy Funds Trust

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:
Fund Hennessy Stance ESG Large Cap ETF	Minimum Fee $18,750	Rate 0.05% on AUM up to $250,000,000 0.045% on AUM $250,000,000 to $500,000,000 0.04% on AUM in excess of $500,000,000